Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) effective as of April 1, 2014 (the Commencement Date) by and between Crumbs Bake Shop, Inc., a Delaware corporation, and its subsidiary, Crumbs Holdings LLC, a Delaware limited liability (collectively, the “Company”) with a primary business address at 110 West 40th street, New York, NY 10018, and Edward M. Slezak, an individual with a mailing address at 380 Rector Place; Apt 12G, New York, NY 10280 (the “Executive”)

WITNESSETH:

WHEREAS, the Company wishes to continue to employ the Executive as the Company's Chief Executive Officer and General Counsel of the Company and the Executive desires to continue such employment, in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions

For purposes of this Agreement, the following terms shall have the meanings described below:

(a) “Affiliate” shall mean a domestic or foreign business entity controlled by, controlling or under common control with the Company.

(b) “Annual Bonus Plan” shall have the meaning set forth in Section 4.2 of this Agreement.

(c) “Base Salary” means that certain dollar amount per annum set forth in Section 4.1 of this Agreement, or such other annual amount which may be paid to Executive from time to time pursuant to the terms of this Agreement.

(d) “Board” shall mean the Board of Directors of Crumbs Bake Shop, Inc.

(e) “Cause” shall have the meaning set forth in Section 9.1 of this Agreement.

(f) “Change of Control” means the occurrence of one of the following events:

(i)  if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or (iii)  a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s Chief Executive Officer and Directors retain their positions with the Company (and constitute at least a majority of the Board); or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(g) “Commencement Date” shall mean the date of this Agreement.

(h) “Company” shall mean Crumbs Bake Shop, Inc., a Delaware Corporation, Crumbs Holdings, LLC, a Delaware limited liability company and their Affiliates.

(i) “Company Business” shall mean the, distribution, marketing and sale of cupcakes and related food products, and all activities incident thereto, and any other business in which the Company may engage in from time to time.

(j) “Confidential Information” shall mean all trade secrets, proprietary and/or confidential information related to the Company including, without limitation, operating techniques, marketing programs, suppliers, lessors, financial arrangements, properties, assets, contracts and customer lists. Confidential Information shall not include any information (i) which on the date of this Agreement is generally known to the public, (ii) which is subsequently published by someone having a right to do so, which publication does not violate or breach any confidentiality agreement and the acquisition of which was not derived from a violation or breach of any confidentiality or proprietary agreement, (iii) which is received from someone not a party hereto and who is not under any obligation to hold confidential and who is lawfully in possession of such information or (iv) which is or becomes publicly known without the wrongful act or breach of this Agreement.

(k) “Executive” shall mean Edward M. Slezak.

(l) “Good Reason” shall have the meaning set forth in Section 9.2 of this Agreement.

(m) “LTIP” shall mean stock equity grants issued pursuant to the Company’ Equity Incentive Plan and Long-Term Incentive Plan.

(n) “Permanent Disability” shall mean the situation where the Executive is unable to substantially perform his usual duties as Chief Executive Officer of the Company because of an incapacitating sickness or injury for a continuous period of one hundred eighty (180) days; provided, however, if prior to the expiration of said 180-day period, such disabled Executive is able to substantially perform his usual duties but thereafter is again unable to so perform, and the intervening period in which he is able to so perform did not equal or exceed the original period in which he was unable to so perform, then the second period of such inability shall be deemed a continuation of and shall include the duration of, the original period of such inability and the original period of inability shall be deemed uninterrupted through, and shall include the duration of, the intervening period of ability.

(o) “Restricted Period” shall mean the period beginning on the Termination Date and ending on the date which is six (6) months from the Termination Date.

(p) “Severance Period” shall mean the six (6) month period immediately following the Termination Date.

(q) “Subsidiary” shall mean any entity of which the Company owns, directly or indirectly, 50% or more of the aggregate voting power of the voting securities.

(r) “Target Annual Bonus Percentage” shall have the meaning set forth in Section 4.2.

(s) “Term” the term of this Agreement shall be for successive one (1) year terms until such time as the Agreement is terminated or expires on its terms.  Without any action by either party, 60 days prior to the end of each annual period the Agreement shall automatically renew for an additional one (1) year term.

(t) “Termination Date” shall mean the effective date that Executive's employment with the Company shall be terminated.

(u) “Vested Benefits” means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any Company employee benefits or pension plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of termination of this Agreement, without regard to the performance by the Executive of further services to the Company.

2. Employment

Subject to the provision of Section 9, the Executive's Employment with the Company shall at all times be “at will,” which means that either the Executive or the Company may terminate the Executive's Employment at any time and for any or no reason. Any contrary representation that may have been made or may be made to the Executive at any time shall be superseded and governed by this Section 2. This Agreement shall constitute the full and complete Agreement between the Executive and the Company on the “at will” nature of the Executive's employment by the Company, which may only be changed in an express written agreement signed by the Executive and the Chairman of the Board of the Company.

3. Position and Duties; Representations and Warranties

3.1 Position and Duties

a)	For the Term of this Agreement, the Company hereby continues to engage Executive and Executive hereby agrees to continue to provide to the Company his full-time services, as Chief Executive Officer of the Company, reporting directly to the Board. The Executive’s duties shall consist of those duties and responsibilities currently performed by him plus such other duties consistent with those generally applicable to a person bearing said title, and as the Board shall from time to time direct, provided such directives are consistent with the duties of a Chief Executive Officer. In addition, during the Term, Executive shall have a reporting relationship directly to the Board, and at all such times during the Term, Executive shall, as he has since assuming the role of Chief Executive Officer of the Company, in consultation with the Board, be the final decision maker on all business related matters for the Company.

b)	Executive further agrees that he will not, directly or indirectly, engage or participate in any activities at any time during such employment which conflict with or could reasonably be considered to conflict with the interests of the Company. Further, during the Term and any Restricted Period, Executive shall not, directly or indirectly, engage in or participate in the operation or management of, or render any services to, any Company competitors, as set forth on Appendix A hereto (the “Company Competitors”). Executive shall not be prevented from investing and managing his assets in such form or manner as will not unreasonably interfere with the services to be rendered by Executive hereunder, or from acting as a director, trustee, officer of, or on a committee of, or a consultant to, any other firm, trust or corporation without prior review and approval by the Board or deliver lectures, fulfill speaking engagements or teach or coach at educational institutions whether or not for compensation where such positions do not unreasonably interfere with the services to be rendered by Executive hereunder and where the business of such firm, trust or corporation is not in competition with the Company’s (or any of the Company’s Affiliates) business.

3.2 Representations and Warranties. Executive represents and warrants that: (a) the Executive is not subject to nor bound by, any covenant against competition, confidentiality obligation or any other agreement, order, judgment or other obligation which would conflict with, restrict or limit the performance of the services to be provided by Executive hereunder; (b) in Executive's employment with the Company, Executive will not violate or breach any confidentiality or other agreement or obligation which Executive has with or to any former employer; (c) the Executive has given to the Company copies of all agreements concerning confidentiality or proprietary information between Executive and Executive's previous employers; and (d) that as of the Commencement Date, the Executive is not aware of any actions, demands, causes of action or claims with respect to any matter, event or condition occurring or arising on or prior to the date hereof that may be brought by the Executive or on his behalf against the Company, or the Company' s officers, directors, shareholders, agents or employees, or their respective heirs, successors, assigns or legal representatives, Executive shall not bring to the Company or use in Executive's work with the Company any confidential material, proprietary information, documents or other property of any former employer or other person, without first obtaining such former employer's or other person's permission,

4. Compensation

4.1 Base Salary. The Company shall pay to Executive, during the Term, an annual base salary (the “Base Salary”) of $300,000 per annum. The Base Salary shall be reviewed annually by the Company and the Board and may be increased if the Company and the Board, in their sole and absolute discretion, determine that such an increase is advisable based on such factors as the Company shall consider appropriate from time to time (it is understood that under no circumstances shall such review cause a decrease in Executive’s Base Salary). Executive’s Base Salary shall be payable in accordance with the Company’s customary Executive payroll policy as in effect from time to time (but in no event less frequently than monthly). Such Base Salary, together with any other compensation which may be payable to Executive hereunder, shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period.

4.2 Employee Pay-for-Performance Bonus Plan. The Executive shall be eligible to participate in the Company’s Employee Pay-for-Performance Bonus Plan (the “Annual Bonus Plan”) during the Term for so long as the Company shall maintain such Annual Bonus Plan. The terms, financial goals and parameters of the Annual Bonus Plan shall be mutually agreed upon by the Board and Executive. Commencing with the Company's 2014 Fiscal Year, the Annual Bonus Plan shall provide Executive with a target bonus of one hundred percent (100%) (such percentage shall be referred to herein as the “Target Bonus Percentage”) of Executive's Base Salary for such fiscal year; subject, however, to the terms and conditions of the Annual Bonus Plan (including, without limitation, the satisfaction of certain performance based milestones provided by the Company) and that Executive be employed by the Company at the end of the fiscal year during which such target bonus is earned. Such payment shall be distributed pursuant to the Annual Bonus Plan. Notwithstanding any of the foregoing, nothing contained in this Section 4.2 shall affect any amounts which may be payable to the Executive pursuant to Section 10 below.

4.3 Long- Term Incentive Plan (LTIP). In addition to any incentive compensation the Executive may receive in accordance with Sections 4.1 and 4.2 of this Agreement, pursuant to the terms of this Agreement, Executive will receive: a grant from the Company of 50,000 shares of the Company’s restricted stock equity which restricted stock grant shall vest one (1) year from the date of the grant. Executive shall also be entitled to receive additional equity grants pursuant to terms of the Company’s Equity Incentive Plan and Long-Term Incentive Plan. Executive will also receive annual equity grants in accordance with the determination of the Company’s Compensation Committee and Board of Directors.

4.4. Withholdings. All payments to the Executive under this Agreement shall be subject to Federal, New York State and New York City and other tax withholdings as are required by law.

5. Employment Relationship. Except during any reasonable periods of absence due to sickness, personal injury or other disability throughout the Term, Executive shall devote his full working time and attention during normal business hours to performing his services and duties hereunder to the best of his abilities and utilizing all of his skills, experience and knowledge to advance the business and interests of the Company in a manner consistent with the professional duties and responsibilities of his position, subject to and in accordance with the provisions of Section 3.1.

6. Benefits; Paid Time Off; Reimbursed Expenses

1.	Benefits. In addition to the payments required by Paragraphs 4.1 through 4.3 of this Agreement, to be paid to the Executive during the Term, the Executive shall also continue to:

(a) be eligible to participate, on the same basis and to the same extent as other key executive executives of the Company, in all executive benefits plans presently in effect and/or hereafter maintained or created by the Company;

(b) be eligible to participate in medical, dental, short and/or long-term disability, life and accidental death and dismemberment insurance plans that may be provided by the Company for its key executive Executives in accordance with the provisions of any such plans;

(c) be entitled to sick leave and sick pay in accordance with any Company policy and practice that may be applicable, from time to time, to key executive Executives; and

(d) be eligible to participate in any pension plan, including the Company’s Supplemental Executive Retirement Plan, and 401(k) plan and other retirement income benefit plans presently in effect and/or hereafter maintained or created by the Company.

2.	Paid Time Off. The Executive shall be entitled to twenty three days (23) paid time off during the time period between the Commencement Date and December 31, 2014 and each calendar year thereafter.

3.	Expenses. In addition to personal expenses, it is recognized that during the Term, the Executive shall be required to incur ordinary and necessary business expenses in connection with the performance of his duties hereunder. The Company shall pay for or reimburse the Executive promptly in the amount of all such ordinary and necessary business expenses, subject to Company policies and practices.

7. Term. .  Executive’s employment hereunder shall be for the Term, unless this Agreement is terminated in accordance with the terms and conditions contained in Section 9, or amended by written agreement signed by the parties hereto prior to the end of the Term. Executive agrees that the covenants set forth in Section 13 and all other provisions of this Agreement related to the enforcement thereof, shall continue throughout the Term, surviving any termination of Executive’s employment hereunder for any reason.  In the event this Agreement terminates at the culmination of the Term with no further action by either party hereto, then that shall not be considered a termination of employment and this Agreement shall continue on its terms.

8. Ownership of Results and Proceeds of Employment: All results and proceeds of Executive’s employment (“Work Product”) hereunder shall be considered “work made for hire” and shall be owned exclusively throughout the world by the Company (including all copyrights and patents therein and thereto, and all renewals and extensions thereof) in perpetuity (except with respect to patents or copyrights which shall be owned exclusively by Company for the duration of any applicable patent or copyright), free of any claims whatsoever by Executive or any other person. Company shall have the sole and exclusive right to copyright or patent the Work Product and documentation thereto, or other reproductions embodying the Work Product thereof, and any other material capable of copyright and/or patent protection created in connection with the Work Product) in Company’s name, as the owner and author thereof, and to secure any and all registrations, renewals and extensions of such copyrights and patents in Company’s name or Executive’s name as permitted pursuant to applicable statute. If Company shall be deemed not to be the owner or author of any of the aforementioned materials, this Agreement shall constitute an irrevocable transfer to Company of ownership of copyright and/or patent therein (and all renewals and extensions). Executive shall, upon Company’s request, execute and deliver to Company transfers of ownership of copyright (and all renewals and extensions) or patent, as the case may be, in such materials and any other documents as Company may deem necessary or appropriate to vest in Company the rights granted to Company in this Agreement, and if Executive does not execute any such above described transfers as required hereunder then Executive hereby irrevocably appoints Company his attorney-in-fact for the purpose of executing those transfers of ownership and other documents in his name.

9. Termination of Employment

9.1 By Company for Cause. The Company may discharge Executive and terminate this Agreement for Cause. As used in this Agreement, “Cause” shall mean any one or more than one of the following:

(a)	Gross negligence or willful misconduct of Executive in the performance of his duties;

(b)	Executive’s conviction of a felony, any crime of moral turpitude during his employment with the Company or any act of fraud or dishonesty by Executive;

(c)	Willful failure to follow the instructions of the Board, which instructions are material, legal, and not inconsistent with the duties assigned to Executive hereunder and which failure is not cured within fifteen (15) business days after written notice of such failure is delivered to Executive by the Company with respect to failures which are curable, provided, however, that if such failure is not capable of being cured within fifteen (15) business days, the Company may terminate Executive immediately;

(d)	Any breach of any of the material terms of this Agreement by Executive which is not cured within fifteen (15) business days after written notice of breach is delivered to Executive by the Company with respect to breaches which are curable, provided, however, that if such breach is not capable of being cured within fifteen (15) business days, the Company may terminate Executive immediately; or

(e)	Any material violation of published and available Company policies and procedures, which material violation is not cured within fifteen (15) business days after written notice of such violation is delivered to Executive by the Company with respect to such violation.

9.2. By Executive for Good Reason. Executive may terminate this Agreement for Good Reason. As used in this Agreement, “Good Reason” shall mean the occurrence of any of the following:

(a)	any breach of any of the material terms of this Agreement by the Company, continuing for more than fifteen (15) days after written notice thereof has been received by the Company from Executive, that such breach will be grounds for termination for Good Reason;

(b)	without the consent of Executive, a material change or diminution of the Executive’s role, responsibilities or duties; including, but not limited to, no-longer being employed as the Chief Executive Officer of a company whose securities are publicly traded on a nationally recognized securities exchange;

(c)	without the consent of Executive, a material change or any reduction in the salary, authorities, powers, functions and/or duties associated with Executive’s position, which reduction is not rescinded within five (5) business days after the Company has received written notice from Executive that such reduction will be grounds for termination for Good Reason; provided, however, that Executive shall deliver any such notice within thirty (30) days of his knowledge of the occurrence of such material change or reduction;

(d)	if following a Change in Control of the Company without the consent of Executive, (i) a material change in the authorities, powers, functions and/or duties associated with Executive’s position or any reduction in Executive’s Base Salary or Annual Bonus Plan targeted bonus payout percentages occurs, (ii) Executive ceases to report directly the Board, or (iii) Executive ceases to be the final decision maker on all business related matters for the Company, which change, reduction or other circumstance is not rescinded within five (5) business days after the Company has received written notice from Executive that such event will be grounds for termination for Good Reason; provided, however, that Executive shall deliver any such notice within thirty (30) days of his knowledge of such change, reduction or other circumstance; or

(e)	without the consent of Executive, moving of the Company’s New York City corporate headquarters beyond a 50 mile radius of the Company’s existing headquarters location.

9.3. On Executive’s Death or Permanent Disability. This Agreement shall terminate upon Executive’s Death or Permanent Disability.

9.4. By Company Without Cause. The Company may, on written notice to Executive, terminate this Agreement without Cause at any time during the Term.

9.5. By Executive Without Good Reason. The Executive may, on written notice to the Company, terminate this Agreement at any time during the Term.

10. Payments to Executive on or After Termination

(a) Upon the termination of his employment with the Company pursuant to Section 9 at any time after the Commencement Date, the Executive (or his legal representatives) shall be entitled to receive the portion of the Executive's annual Base Salary that has accrued through the Termination Date but has not yet been paid plus reimbursement for all expenses incurred by Executive prior to the Termination Date and reimbursable by the Company pursuant to Section 3. Payment under this Section 10(a) shall occur on the first payroll date immediately following the Executive’s termination of employment.

(b) If Executive's employment with the Company is terminated pursuant to Section 9.2, 9.3 or 9.4 at any time after the Commencement Date, then in addition to the payments to be made to the Executive as described in Section 10(a) hereof, the Executive (or his legal representatives) shall be entitled to receive the following:

(i) a pro-rata portion of Executive’s Annual Bonus, for the full applicable Fiscal Year calculated following such year and pro-rated for the number of days Executive was actually employed in such Fiscal Year, and payable at such time the Annual Bonus is payable under this Agreement;

(ii) the unvested equity grants from the Company, subject to the terms of such equity grants or the applicable plan;

(iii) Executive's then current Base Salary for a period of six months from the Termination Date to be paid as a salary continuance through the normal payroll cycle; and

(iv) the continued coverage under the Company's applicable health insurance plan or plans during such six (6) month period so long as Executive is eligible to participate in such plans during such time period and if Executive is not eligible to participate in such plans during such time period, the Company shall pay all costs of all COBRA insurance premiums during such time period. No other payments shall be made, or benefits provided, by the Company except for benefits that have already become vested under the terms of employee benefit programs maintained by the Company and except as otherwise required by law.

(c) Any payments to be paid by the Company to Executive pursuant to Section 9.2 above, shall be conditioned upon: (i) Executive having provided an irrevocable waiver and general release of claims (other than any claims for, or relating to, payments that Executive is entitled to receive in accordance with Section 9.2) in favor of the Company, its predecessors and successors, and all of the respective current or former directors, officers, employees, partners, members, agents or representatives of any of the foregoing, inform and substance satisfactory to the Company; and (ii) Executive adhering to all of the covenants contained in Sections 11, 12 and 13 herein. In the event that Executive shall breach any of the covenants contained in Sections 11, 12 or 13, and in addition to any other rights or remedies which may be available to the Company, the Executive shall not be entitled to receive any amounts to be paid to him by the Company pursuant to Section 9.2 that have not yet become due and payable as of the date of such breach.

(d) The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made there under and the Company, in its sole discretion, may amend, modify or rescind any employee benefit plan or program without any notice of any kind to Executive.

(e) In the event that (i) Executive terminates his employment and terminates this Agreement based upon Section 9.2(d) above, or (ii) if within two (2) years following a Change in Control, this Agreement is terminated by the Executive pursuant to Section 9.2 (Good Reason) or this Agreement is terminated by the Company pursuant to Section 9.4 (without Cause), then Executive shall be entitled to receive a lump sum payment equal to three (3) times the sum of (A) Executive’s then Base Salary (or in the event a reduction in Base Salary is the basis for a Termination by Executive for Good Reason, then the Base Salary in effect immediately prior to such reduction) and (B) Executive’s Bonus Payment, calculated at the “Target” level under the Annual Bonus Plan, for the Company fiscal year in which the termination of Executive’s employment occurred. The lump sum payment provided for in the preceding sentence shall be paid within thirty (30) days of the Executive’s termination of employment. Executive shall also be entitled to receive his Vested Benefits. For the avoidance of doubt, in the event that Executive provides notice to the Company pursuant to Section 9.2(d)) and there is no rescission by the Company within the prescribed timeframe set forth therein, then Executive shall be entitled to receive all payments and consideration set forth in this section, so long as Executive also agrees to no-longer be employed by the Company.

11. Company Property

(a) All property, business records and files of the Company shall be the sole property of the Company, and the Executive shall not retain, remove or copy such property or materials while this Agreement is in effect or upon its termination, other than in the normal course of the Executive's duties, without prior written consent of the Company. Upon the termination of this Agreement or at any other time upon the Company's request, the Executive shall deliver all such property and materials in his possession to the Company.

(b) After the Commencement Date of this Agreement and prior to the Termination Date, any business opportunity related to the Company or Company Business must be pursued by the Executive through the Company and may not be pursued by the Executive individually or in any other capacity; provided. however, that Executive may pursue such opportunity with the prior written approval of the Board.

12. Non-Disclosure of Confidential Information . The Executive agrees to use all Confidential Information created by the Executive or obtained at any time during his employment only in furtherance of the purposes of the Company or Company Business. The Executive shall maintain in confidence and shall not use, directly or indirectly, or disclose for his own purpose, or for the benefit of any other person or entity, any Confidential Information except as may be permitted by this Agreement. Notwithstanding the foregoing, Confidential Information shall be permitted to be disclosed when (a) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, provided that, if permitted under such order or subpoena power, the Company first be given prompt notice of any such order or subpoena and a full opportunity to contest and/or limit the disclosure, or (b) necessary to prosecute the Executive's rights against the Company or to defend himself against any allegations of the Company, or (c) required by the Executive's attorneys and accountants in the performance of their professional obligations to the Executive so long as such attorneys and accountants are under a duty of confidentiality to the Executive and informed of this confidentiality clause.

13. Covenant Against Competition; Non-Solicitation

(a) Competition: Outside Activities While Employed by the Company

During the Term, the Executive shall comply fully with the requirements set forth above in Section 3.1(a) of this Agreement; nothing in this Section conflicts with those permissions granted to Executive in Section 3.1(b) of this Agreement. A breach of this Section is grounds for termination for cause.

(b) Competition after Employment has Terminated

During the six (6) month period immediately following the Termination Date, the Executive shall not, directly or indirectly, engage or become an owner, lender, partner, director, officer, consultant, employee or otherwise render services to any Company Competitors as set forth in Appendix A of this Agreement. In addition, during the six (6) month period immediately following the Termination Date, the Executive shall not, directly or indirectly, solicit or attempt to hire any person who is then, or was within the one (1) year period ending on the date the determination is made, employed by the Company. In the event that Executive breaches this provision the Company is no longer responsible for any post-termination payments as described above in Section 10.

In the event any provision of this Section 13 would be held to be invalid and unenforceable by reason of the geographic or business scope or duration thereof, this Section shall be construed as if the geographic or business scope or the duration thereof had been more narrowly drawn so as not to be invalid or unenforceable.

14. Code Section 409A Compliance

This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (collectively, “Code Section 409A”), or shall comply with the requirements of Code Section 409A. The parties hereto agree to interpret, apply, administer, and/or amend this Agreement in the least restrictive manner necessary to comply with Code Section 409A and without resulting in any increase in the amounts owed hereunder by the Company.

(a) Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Code Section 409A.

(b) Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following the Executive’s separation from service or (ii) the 10th business day following the Executive’s death.

(c) If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A.

(d) No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

(e) Whenever a payment under this Agreement is to be made within a certain period of time following a certain event (i.e. within 30 days after the termination of employment), such period of time must, when (and only when) necessary to avoid a violation of Code Section 409A, either (i) begin and end in the same taxable year of the Executive; or (ii) not exceed ninety (90) days, provided that the Executive does not have a right to designate, directly or indirectly, the taxable year of the payment. This Agreement shall be interpreted and/or amended to comply with the foregoing sentence.

(f) Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates shall have any liability to the Executive or to any other Person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant.

15. Section 280G Compliance. In the event that any payments or benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 15, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits hereunder will be delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code (currently being equal to 2.99 times the Executive’s base amount within the meaning of Section 280G of the Code as finally determined for federal income tax purposes). If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments and (ii) reduction of employee benefits.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 15 will be made in writing by the Company’s independent public accountants or such other person or entity to which the parties mutually agree in writing immediately prior to a Change in Control as defined for purpose of Code Section 280G (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 15, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 15.

16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior or contemporaneous agreement between the Company and the Executive.

17. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties; Executive’s rights or obligations under this Agreement may not be assigned by Executive.

18. Modification and Waiver

(a) This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term and condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

19. Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision not held invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

20. Indemnification and Insurance. Company shall indemnify Executive (and Executive’s legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and the Company’s certificate of incorporation and by-laws, and Executive shall be entitled to the protection of any insurance policies Company may elect to maintain generally for the benefit of officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive (or Executive’s legal representatives or other successors) in connection with any action, suit or proceeding to which Executive (or Executive’s legal representatives or other successors) may be made a party by reason of Executive’s being or having been an officer or Executive of Company and its subsidiaries and Affiliates. The Company covenants to maintain during the Term, Directors and Officers Insurance providing customary insurance coverage for a company of the size of the Company

21. Governing Law. This Agreement has been executed and delivered in the State of New York, and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of New York, excluding its principles of conflicts of law. The parties hereby consent to jurisdiction of and venue in the courts of the State of New York and agree to have any dispute arising hereunder governed by New York law, excluding its principles of conflicts of law.

22. No Other Contracts. Executive represents and warrants that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive or the performance of Executive’s duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, indenture or agreement to which Executive is a party or by which Executive is bound.

23. Notice. Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid at the following addresses:

If to the Company:

110 West 40th Street

21st Floor

New York, New York 10018

Attn: Head of Human Resources

If to the Executive:

Edward M. Slezak

380 Rector Place, Apt 12G

New York, NY 10280

Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

24. Interpretation. The Company and the Executive has participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

25. Continuing Obligations

The following provisions of this Agreement shall continue and survive the termination of the Executive's employment: Section 1, Sections 8 through 22.

Signature page follows on next page

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on this 2nd day of April, 2014.

EXECUTIVE:

/s/Edward M. Slezak
Edward M. Slezak

CRUMBS BAKE SHOP, INC.

Accepted: April 2, 2014

By: /s/Frederick G. Kraegel

Chairman of the Board

CRUMBS HOLDINGS, LLC

Accepted: April 2, 2014

By: /s/Frederick G. Kraegel

Chairman of the Board

APPENDIX A

Company Competitors*

Baked By Melissa

Magnolia Bakery

Sprinkles

Georgetown Cupcake

*Including all subsidiaries, successors, related companies and Affiliates of the companies listed on this Appendix A.

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